Exhibit (b)(iii)

[ON FACILITY AGENT LETTERHEAD]

To:	The Directors

BHP Billiton Finance Plc (as Obligors’ Agent)

The Directors

BHP Billiton Plc and BHP Billiton Limited (the Companies)

13 September 2010

Dear Sirs,

BHP Billiton Plc and BHP Billiton Limited - US$45,000,000,000 Facilities Agreement dated 18 August 2010 (the Agreement)

1.	Background

(a)	This letter is supplemental to and amends the Agreement.

(b)	Pursuant to clause 44 (Amendments and waivers) of the Agreement, the Majority Lenders have consented to the amendments to the Agreement contemplated by this letter. Accordingly, we are authorised to execute this letter on behalf of the Finance Parties.

2.	Interpretation

(a)	Capitalised terms defined in the Agreement have the same meaning when used in this letter.

(b)	The provisions of clause 1.2 (Construction) of the Agreement apply to this letter as though they were set out in full in this letter except that references in that clause to the Agreement are to be construed as references to this letter.

(c)	In this letter, the Effective Date means the date of countersignature of this letter by the Companies and the Obligors’ Agent.

3.	Amendments

(a)	The Agreement will be amended from the Effective Date as follows:

(i)	clause 4.1(b) (Initial conditions precedent) shall be deleted in its entirety and shall be replaced with the following new clause:

“(b)	Provided that the Facility Agent has received the confirmation from each Bookrunner referred to in paragraph 14 of Part 1 of Schedule 2 (Conditions Precedent) and paragraph 1(a) of Part 2 of Schedule 2 (Conditions Precedent), the requirements of each such paragraph will be satisfied by receipt by the Facility Agent of the Initial Offer Conditions or the Initial Arrangement Conditions, as applicable (in each case, whether or not they are in form and substance satisfactory to the Facility Agent).”;

(ii)	clause 9.2 (Participants’ representations and warranties) shall be amended by deleting the words “Each Lender” in the first line and replacing them with the words “Each person which accedes to this Agreement as a Lender on or before the Syndication Date”;

(iii)	clause 9.2(c) (Participants’ representations and warranties) shall be amended by deleting the words “any other person which was offered a Participation,”;

(iv)	clause 33.2 (Additional Borrowers) shall be deleted in its entirety and shall be replaced with the following new clause:

33.2 Additional Borrowers

(a)	The Obligors’ Agent may request that any Subsidiary of either Company, or a New Holding Company, becomes an Additional Borrower. That Subsidiary or New Holding Company shall become an Additional Borrower if:

(i)	in the case of a Subsidiary, that Subsidiary is a wholly-owned Subsidiary of a Company or (following the Acquisition Date, if the Acquisition has been effected by way of an Offer) is the Target or a wholly-owned Subsidiary of the Target;

(ii)	in the case of a Subsidiary, subject to paragraph (c) below, all the Lenders consent to the addition of that Subsidiary as a Borrower (such consent not to be unreasonably withheld or delayed);

(iii)	the Obligors’ Agent delivers to the Facility Agent a duly completed and executed Accession Letter;

(iv)	the Obligors’ Agent confirms that no Default is continuing or would occur as a result of that Subsidiary or New Holding Company becoming an Additional Borrower; and

(v)	the Facility Agent has received all of the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, if it is a Subsidiary, or in Part 4 of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, if it is a New Holding Company, in each case, each in form and substance satisfactory to the Facility Agent.

(b)	The Facility Agent shall notify the Obligors’ Agent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent), in the case of a Subsidiary, or Part 4 of Schedule 2 (Conditions Precedent), in the case of a New Holding Company.

(c)	Subject to fulfilment of the conditions in paragraphs (a)(iii), (iv) and (v) above, no Lender consent will be required for the accession as an Additional Borrower of:

(i)	a wholly-owned Subsidiary of either Company incorporated in Australia, Canada, England and Wales or the United States of America; or

(ii)	if, on the date on which the relevant Accession Letter is delivered to the Facility Agent, the Companies own (directly or indirectly) more than 50 per cent. of the Target Shares, the Target or any of its wholly-owned Subsidiaries incorporated in Australia, Canada, England and Wales or the United States of America.”;

(v)	clause 33.4 (Repetition of representations) shall be amended by inserting the words “or New Holding Company” after the words “the relevant Subsidiary”;

(vi)	clause 44.7(b)(v) (New Holding Company) shall be amended by deleting the words “(in which case, the designation notice must attach the documents listed in Part 4 of Schedule 2 (Conditions Precedent), in form and substance satisfactory to the Facility Agent (acting reasonably))” and replacing them with the words “(in which case, the New Holding Company must accede as an Additional Borrower in accordance with Clause 33.2 (Additional Borrowers))”;

(vii)	clause 44.7(b)(vi) (New Holding Company) shall be amended by inserting the words “, if relevant,” before the words “an Additional Borrower”; and

(viii)	clause 44.7(c)(i) (New Holding Company) shall be amended by inserting the words “, if relevant,” before the words “an Additional Borrower”.

4.	Representations

Each Obligor confirms to each Finance Party that on the Effective Date the Repeating Representations are true.

Each of the Repeating Representations are deemed to be made, unless otherwise specified, by each Obligor by reference to the facts and circumstances then existing on the Effective Date.

5.	Miscellaneous

(a)	This letter is a Finance Document.

(b)	From the Effective Date, the Agreement and this letter will be read and construed as one document.

(c)	Except as otherwise provided in this letter, the Finance Documents remain in full force and effect and each Obligor confirms that its obligations (including, in the case of each Company, its obligations under clause 24 (Guarantee and Indemnity by the Companies) of the Agreement) continue in full force and effect notwithstanding the execution of this letter.

(d)	No waiver of any provision of any Finance Document is given by the terms of this letter.

6.	Governing law

This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

If you agree to the terms of this letter, please sign where indicated below.

Yours faithfully,

ASHLEY JAY

for and on behalf of

BARCLAYS BANK PLC

as Facility Agent for and on behalf of the Finance Parties

FORM OF ACKNOWLEDGEMENT

We acknowledge and agree to the terms of this letter.

FERNANDO SALEK / WILLIE MURRAY

for and on behalf of

BHP Billiton Finance Plc

for itself and on behalf of each Obligor (other than the Companies)

FERNANDO SALEK / WILLIE MURRAY

for and on behalf of

BHP Billiton Plc

FERNANDO SALEK / WILLIE MURRAY

for and on behalf of

BHP Billiton Limited

Date: 14 September 2010

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